Exhibit 99.1

CONTACT INFORMATION

Investor Relations

Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations
Phone:	312-819-7259
Email:	andy.rieth@hill-rom.com

Media

Contact:	Larry Baumann, Executive Director, Corporate Communications
Phone:	312-819-7248
Email:	larry.baumann@hill-rom.com

Hill-Rom Completes Acquisition of Welch Allyn

CHICAGO, Ill., Sept. 8, 2015 — Hill-Rom Holdings, Inc. (NYSE: HRC), announced today that it has completed its $2.05 billion acquisition of Welch Allyn, a company with a rich tradition of innovation and best-in-class patient and customer service. Under the terms of the agreement, Welch Allyn shareholders received $1.625 billion in cash and approximately 8.1 million newly-issued shares of Hill-Rom common stock.

Through the acquisition of Welch Allyn, Hill-Rom expects to play an even greater role in improving patient care globally and achieving greater levels of efficiency and reducing healthcare costs for its customers. Combining Hill-Rom’s leading position in hospitals and operating rooms worldwide with Welch Allyn’s leading position in point of care diagnostics and testing will expand both companies’ ability to help healthcare providers focus on patient care solutions that improve clinical and economic outcomes. Together, Hill-Rom and Welch Allyn will offer a wide range of innovative solutions to a patient-centric, global customer base focused on quality and efficiency.

“We are excited to officially welcome our 2,500 Welch Allyn colleagues to the Hill-Rom family,” said John J. Greisch, President and CEO of Hill-Rom. “Our companies share similar legacies of innovation, quality and employees who are passionate about enhancing outcomes for patients and caregivers.”

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The acquisition of Welch Allyn is not expected to be materially accretive to Hill-Rom’s fiscal 2015 earnings. For fiscal 2016, beginning October 1, 2015, the transaction is expected to add over 10% to adjusted earnings per share, and to be accretive on a meaningfully higher basis thereafter. It is being funded by a combination of cash on hand, and new equity and debt issuances.

About Hill-Rom Holdings, Inc.

Hill-Rom is a leading global medical technology company with approximately 10,000 employees worldwide.  We partner with health care providers in more than 100 countries by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Clinical Workflow, Surgical Safety and Efficiency and Respiratory Health. Around the world, Hill-Rom’s people, products, and programs work towards one mission: Every day, around the world, we enhance outcomes for patients and their caregivers.

www.hill-rom.com

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